Exhibit 30

Corvex Management LP 712 Fifth Avenue, 23rd Floor New York, New York 10019	Related Fund Management, LLC 60 Columbus Circle New York, New York 10023

November 25, 2013

VIA E-MAIL AND OVERNIGHT MAIL

Henry J. Silberberg 3104 Hutton Drive Beverly Hills, CA 90210	Adrian M. Overstreet 5305 Arbutus Cove Austin, TX 78746

Chancellor William B. Chandler III Wilson Sonsini Goodrich & Rosati Eight West Laurel Street Georgetown, DE 19947	Jennifer B. Clark Secretary CommonWealth REIT Two Newton Place 255 Washington Street Newton, MA 02458

Board of Trustees c/o CommonWealth REIT Two Newton Place 255 Washington Street Newton, MA 02458	Robert S. Saunders Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square P.O. Box 636 Wilmington, Delaware 19899-0636

George J. Skelly Nixon Peabody LLP 100 Summer Street Boston, MA 02110	Peter Keith Gallagher Evelius & Jones LLP 218 North Charles Street Suite 400 Baltimore, MD 21201

Re:	CommonWealth REIT, et al. v. Corvex Management LP, et al., No. 11-512-Y-276-13: New Solicitation

Dear Members of the Panel, Members of the Board of Trustees, Counsel and Ms. Clark:

Pursuant to the Arbitration Panel’s November 18, 2013 Interim Arbitration Award, Corvex Management LP and Related Fund Management, LLC hereby notify CommonWealth REIT, CommonWealth REIT’s Board of Trustees and the Arbitration Panel that they “desire to pursue a New Solicitation in accordance with the New Solicitation procedures set forth” in the Interim Arbitration Award.

Consistent with the Panel’s Interim Arbitration Award, Corvex Management LP and Related Fund Management, LLC will submit a request for a record date no later than February 16, 2014.

Please find attached as Annex I a request regarding certain matters related to the New Solicitation.

Sincerely yours,

/s/ Keith Meister	/s/ Jeff T. Blau

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

2

Annex I

November 25, 2013

CommonWealth REIT

Two Newton Place

255 Washington Street

Newton, MA 02458-1634

Attention: Jennifer Clark, Secretary

RE:	Record Request Pursuant to MGCL §8-402(b)(2) and §2-513

Dear Ms. Clark:

As you are aware, Corvex Master Fund LP (the “Corvex Fund”) and RRERF Acquisition, LLC (“RRERF”), together are record holders of approximately 9.6% of the outstanding common shares of beneficial interest, par value $0.01 per share (the “Shares”), of CommonWealth REIT (the “Company”). As indicated in the notice delivered concurrently herewith, Corvex Management LP and Related Fund Management, LLC intend to pursue a New Solicitation to remove the entire board of trustees in accordance with the Interim Arbitration Award of the Arbitration Panel dated November 18, 2013.

Since February 25, 2013, the Corvex Fund and RRERF have, together, continuously owned more than 5% of the Company’s outstanding Shares.

Pursuant to §8-402(b)(2) and §2-513 of the Maryland General Corporation Law (the “MGCL”), “one or more persons who together are and for at least six months have been stockholders of record…of at least 5 percent of the outstanding stock of any class of a corporation may: (1) In person or by agent, on written request, inspect and copy during usual business hours the corporation’s books of account and its stock ledger….”

Accordingly, the undersigned hereby request, pursuant to MGCL §8-402(b)(2) and §2-513, that an agent of the undersigned, be permitted to inspect, during the Company’s usual business hours, the following records and documents of the Company and to make copies or extracts therefrom:

1.	A complete record or list of the holders of Shares, certified by the Company, or its transfer agent and registrar, showing the name, address and number of Shares registered in the name of each such holder, as of (1) the date of this letter and (2) as of any record date to be established in connection with (i) the solicitation of written consents (the “Solicitation”) with respect to the removal of the then serving trustees of the Company from the board of trustees of the Company or (ii) any special meeting to elect trustees of the Company (the date of this letter and any such record date, collectively, the “Determination Dates”);

2.	A CD-ROM or other electronic file listing the holders of the Shares as of the respective Determination Dates, showing the name, address and number of Shares registered in the name of each such holder; such computer processing data and instructions as are necessary for the Corvex Fund and RRERF to make use of such CD-ROM or other electronic file; and a hard copy printout of such CD-ROM or other electronic file for verification purposes;

3.	A stop list or stop lists relating to the Shares and any additions or deletions thereto, and any daily transfer sheets after the respective Determination Dates;

4.	A list of all holders of the Shares as of each Determination Date arranged in descending order by number of Shares and indicating the names and addresses of all of the Company’s shareholders;

5.	All information in the Company’s, its transfer agent’s or its proxy solicitor’s or any of their agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and Shares held by the actual beneficial owners of the Shares as of the respective Determination Dates, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and other similar depositories or nominees, as well as any material request list provided by Broadridge Financial Solutions, Inc. (“Broadridge”) and any omnibus proxies issued by such entities;

6.	Any information in or which comes into the Company’s or its proxy solicitor’s or any of their respective agents’ possession or which can reasonably be obtained from brokers, dealers, banks, respondent banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Shares in the format of a CD-ROM or other electronic file of such owners showing the name, address and number of Shares registered in the name of each such owner; such computer processing data and instructions as are necessary for the Corvex Fund and RRERF to make use of such CD-ROM or other electronic file; and a hard copy printout of such CD-ROM or other electronic file for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Broadridge);

7.	All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act; and

8.	A CD-ROM or other electronic file listing all shareholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan or arrangement in which voting or tendering of the Shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s or arrangement’s participants, showing (i) the name and address of each such participant, (ii) the number of Shares attributable to each such participant in any such plan or arrangement, and (iii) the method by which the Corvex Fund and RRERF or their agents may communicate with each such participant, as well as the name, firm, telephone number and e-mail address of the trustee or administrator of any such plan or arrangement, and a detailed explanation of the treatment not only of Shares for which the trustee or administrator receives instructions from participants, but also Shares for which either they do not receive instructions or Shares that are outstanding in the plan or arrangement but are unallocated to any participant; such computer processing data and instructions as are necessary for the Corvex Fund and RRERF to make use of such CD-ROM or other electronic file; and a hard copy printout of such CD-ROM or other electronic file for verification purposes.

The Corvex Fund and RRERF request that modifications, additions or deletions to any and all information referred to in paragraphs (1) through (8) above be promptly furnished to the Corvex Fund and RRERF as such modifications, additions or deletions become available or known to the Company or its agents or representatives.

The Corvex Fund and RRERF reserve the right to request in the future the inspection and copying of other records that they are permitted to inspect and copy pursuant to §8-402(b)(2) and §2-513.

The Corvex Fund and RRERF will bear the reasonable costs actually incurred by the Company, including those of its transfer agents(s) or registrar(s), in connection with the production of the records demanded.

Please promptly advise the following individuals in writing as to where and on what prompt dates the records herein demanded will be made available to the designated agents of the Corvex Fund and RRERF: Eduardo Gallardo at Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, telephone: (212) 351-3847, e-mail: egallardo@gibsondunn.com. Alternatively, if the Company desires, it can provide the records herein demanded without the need for inspection and copying by the Corvex Fund and RRERF’s agents by promptly sending complete and unredacted copies of them to Edward McCarthy of D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005.

This request also authorizes Mr. Gallardo or the Corvex Fund and RRERF’s agents, Mr. McCarthy of D.F. King & Co., Inc. and their respective partners, associates, employees and any other persons to be designated by any of them, acting together, singly or in combination, to conduct the inspection and copying of the records herein demanded, and to otherwise act on the undersigned’s behalf.

Sincerely yours,

CORVEX MASTER FUND LP		RRERF ACQUISITION, LLC

By:	/s/ Rupal Doshi	By:	/s/ Richard O’Toole
Name:	Rupal Doshi	Name:	Richard O’Toole
Title:	Authorized Signatory	Title:	Vice President